Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE WET SEAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

First: The Certificate of Incorporation of this corporation be amended by amending and restating Article I therein in its entirety as follows:

ARTICLE I

Name

The name of the corporation is Seal123, Inc.

Second: That the Board of Directors of The Wet Seal, Inc., pursuant to a unanimous written consent in accordance with the provisions of Section 141 of the DGCL, duly adopted the amendment set forth above.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged the Certificate of Amendment this 17th of April, 2015.

By:	/s/ Bill Langsdorf
Name:	Bill Langsdorf
Title:	Chief Executive Officer, Chief Financial
Officer and Secretary